EXHIBIT 10.4

TD AMERITRADE HOLDING CORPORATION
PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
TD Ameritrade Holding Corporation (the "Company") hereby grants you, [FIRSTNAME] [LASTNAME] (the "Grantee"), the number of Performance-Based Restricted Stock Units indicated below under the Company's Long-Term Incentive Plan (the "Plan"). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Performance-Based Restricted Stock Unit Agreement, including each Appendix (collectively, the "Agreement"). The Performance-Based Restricted Stock Units granted under this Agreement are referred to as Restricted Stock Units under the Plan. Subject to the provisions of Appendix A and B (attached) and of the Plan, the principal terms of this grant are as follows:

Grant Date:	[GRANTDATE]
Target Number of Performance-Based Restricted Stock Units ("Target"):
[SHARESGRANTED]
This reflects the target number of Performance-Based Restricted Stock Units granted to you on the Grant Date. The actual number of Shares that vest under this Award, if any, may be higher or lower than Target and will depend on the extent to which the vesting schedule is satisfied. The Performance-Based Restricted Stock Units ("PRSUs") shall be increased as of any date by the cumulative number of additional PRSUs, if any, credited by this Agreement through such date in payment of Dividend Equivalent Rights as described in paragraph 25 of Appendix A (attached).

Performance Period:	[PERIOD]
Scheduled Vesting:	The PRSUs will vest based on satisfaction of the performance-based vesting schedule and other conditions set forth in Appendix A and B (attached) and provisions of the Plan and this Agreement.
Settlement Date:
One Share will be issued for each PRSU that has vested on the date (the "Vesting Date") specified in Appendix A and B (or on a date as soon as practicable, and no more than thirty (30) days, thereafter).

Acceptance:	You must accept this grant of PRSUs prior to the Acceptance Deadline, which is sixty (60) days from the Grant Date.
Your signature below indicates your agreement and understanding that this grant is subject to all of the terms and conditions contained in the Plan and this Agreement, including Appendix A and Appendix B. Important additional information on vesting, forfeiture and the actual issuance of the Shares in settlement of the PRSUs covered by this grant are contained in paragraphs 4 through 10 of Appendix A and in Appendix B. PLEASE BE SURE TO READ ALL OF APPENDIX A AND APPENDIX B, WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT.

1As provided in this Agreement, if, before the applicable Vesting Date, your employment is terminated by the Company for cause or you voluntarily terminate your employment, you will not vest in any Performance-Based Restricted Stock Units or Eligible RSUs.
THIS AGREEMENT MUST BE ACCEPTED BY YOU BY THE ACCEPTANCE DEADLINE, OR THIS GRANT OF PRSUS WILL AUTOMATICALLY BE CANCELED.

TD AMERITRADE HOLDING CORPORATION
By:
Title: EVP, Chief Human Resources Officer

ACCEPTED BY THE GRANTEE
___________________________________
Print Name
___________________________________
Signature
___________________________________
Acceptance Date (must be within sixty (60) days of the Grant Date)

APPENDIX A
TERMS AND CONDITIONS OF PERFORMANCE-BASED RESTRICTED STOCK UNITS
1.Grant. The Company hereby grants to the Grantee under the Plan at the per share price of $.01, equal to the par value of a Share, the number of PRSUs indicated in the Notice of Grant, subject to all of the terms and conditions in the Agreement, Appendix A and B and the Plan.
2.No Payment of Purchase Price Necessary. When the PRSUs are settled through the issuance of Shares to the Grantee, the par value of the underlying Company Stock will be deemed paid by the Grantee for each PRSU through the past services rendered by the Grantee, and such deemed payment will be subject to the appropriate tax withholdings.
3.Company's Obligation to Pay. Each PRSU represents a right to receive, on the Vesting Date, one Share for each vested PRSU. Unless and until the PRSUs have vested in the manner set forth in this Agreement and Appendix A and B, the Grantee will have no right to receive settlement of Shares underlying such PRSUs. Prior to the settlement of any vested PRSUs, such PRSUs will represent an unsecured obligation. Payment of any vested PRSUs will be made in Shares.
4.Vesting Schedule. Except as otherwise provided in paragraph 5 of this Appendix A, the PRSUs awarded by this Agreement are scheduled to vest in accordance with the vesting schedule set forth in Appendix B. Except to the limited extent provided in Appendix A and B, PRSUs scheduled to vest on any applicable date actually will vest only if the Grantee continues to be an Employee through such date.
5.Committee Discretion. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of any Eligible RSUs (but not any PRSUs that have not yet become Eligible RSUs) at any time, subject to the terms of the Plan. If so accelerated, such Eligible RSUs will be considered as having vested as of the date specified by the Committee. The term "Eligible RSUs" is defined in Appendix B and refers to any PRSUs that become eligible to vest after satisfaction of the TSR goal (all as described in Appendix B).
6.Issuance of Shares after Vesting. Each PRSU that becomes vested under this Agreement will be settled by the Company through the issuance of a Share to the Grantee (or in the event of the Grantee's death, to his or her estate) as soon as administratively practicable following the Vesting Date, subject to paragraph 10, and in no event later than the thirtieth (30th) day following the Vesting Date.
7.Forfeiture upon Ceasing to be an Employee. Other than to the limited extent provided Appendix B, the balance of the PRSUs that have not vested pursuant to paragraphs 4 or 5 at the time the Grantee ceases to be an Employee will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company. The Grantee shall not be entitled to a refund of any price paid for the PRSUs forfeited to the Company pursuant to this paragraph 7.
8.Forfeiture or Repayment in Connection with Certain Events.
(a)    Forfeiture or Repayment. Notwithstanding any contrary provision of this Agreement, Appendix A, Appendix B or the terms of any written agreement between the Company and the Grantee (including specifically any written employment, severance or change in control agreement) if the Committee determines (in its sole discretion, but acting in good faith) that a Clawback Event has occurred at any time while the Grantee is an Employee and such determination is made no later than three (3) years following the Grant Date, then: (i) the balance of the PRSUs that have not vested as of the date of such event may, in the sole discretion of the Committee, be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company; (ii) any Shares previously issued under this Agreement to the Grantee for vested PRSUs that have not been sold, transferred or otherwise disposed of by the Grantee may, in the sole discretion of the Committee, be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company; and (iii) if the Shares previously issued under this Agreement to the Grantee for vested PRSUs have been sold, transferred or otherwise disposed of by the Grantee, the Gain realized by the Grantee (or that would have been realized had the Grantee sold the Shares in an arms-length transaction) will be paid by the Grantee to the Company, if the Committee, in its sole discretion, requires such payment. If, with respect to subsections (ii) and/or (iii) in the preceding sentence, the Grantee refuses to transfer the Shares to the Company and/or make a payment to the Company equal to the Gain, the Company will, if directed by the Committee, in its sole discretion, and subject to applicable law (including any Code Section 409A considerations), recover the value of such Shares and/or Gain and, if applicable, the amount of its court costs, attorneys' fees and other costs and expenses incurred in connection with enforcing this paragraph 8 by (w) reducing the amount that would otherwise be payable to the Grantee under any compensatory plan, program or arrangement maintained by the Company or any of its Subsidiaries, (x) withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company's (or a Subsidiary's) otherwise applicable compensation practices, (y) reducing any severance benefits that would otherwise be payable or provided to the Grantee under any plan, program or arrangement maintained or entered into by the Company or any of its Subsidiaries (including specifically under any employment or severance agreement) or (z) by any combination of the foregoing.
(b)    Discretion to Reduce Amount Subject to Forfeiture or Repayment. In the event of a Clawback Event described in paragraph 8(c)(i)(A) below and the PRSUs were issued to the Grantee as payment (in whole or part) for an award earned under the Company's Management Incentive Plan (or any other bonus plan of the Company), the Committee may, in its sole discretion, limit the amount to be forfeited by the Grantee and/or recovered from the Grantee to the amount by which the award earned under the applicable bonus plan exceeded the amount that would have been earned had the financial statements been initially filed as restated, as determined by the Committee in accordance with the terms and conditions of the applicable bonus plan. In the event the Committee exercises such discretion, if the award earned under the applicable bonus plan was paid in cash and the PRSUs, the Committee will have discretion to determine how the amount to be recovered will be allocated among the portion paid in cash and the portion paid in PRSUs. The amount of PRSUs, if any, subject to forfeiture or repayment will be covered in the following order: first, unvested PRSUs that remain outstanding; then, Shares previously issued under this Agreement to the Grantee for vested PRSUs that have not been sold, transferred or otherwise disposed of by the Grantee; and finally, Gain realized (or that would have been realized in an arms-length transaction) by the Grantee from the sale, transfer or disposition of Shares previously issued under this Agreement to the Grantee for vested PRSUs.
(c)    Definitions.
(i)    For purposes of this Agreement, Appendix A and Appendix B, a "Clawback Event" shall mean one or more of the following: (A) any of the Company's financial statements are required to be restated resulting from fraud or willful misconduct by the Grantee or any other person, provided that the Grantee knew or should have known of such fraud or willful misconduct; or (B) any act of fraud, negligence or breach of fiduciary duty by the Grantee or any other person, provided that the Grantee knew or should have known of such fraud, negligence or breach of fiduciary duty, resulting in material loss, damage or injury to the Company.
(ii)    For purposes of this Agreement, Appendix A and Appendix B, "Gain" shall mean the Fair Market Value of a Share on the date of sale, transfer or other disposition, multiplied by the number of Shares sold, transferred or otherwise disposed of.
(d)    Restrictions on Sale of Stock Pending Determination of Clawback Event. If the Company reasonably believes that a Clawback Event has occurred, the Grantee understands and agrees that the Company may, in its sole discretion, restrict the Grantee's ability to directly or indirectly sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, swap, hedge, transfer, or otherwise dispose of any shares of Company common stock held by the Grantee in his or her Company brokerage account (whether issued in connection with this Agreement or otherwise) pending a final determination by the Committee that a Clawback Event has or has not occurred. Such determination shall be made as soon as administratively practicable but in no event will the Grantee be restricted in accordance with the preceding sentence for more than that period of time reasonably necessary for the Committee to determine the existence of a Clawback Event. The Grantee further understands and agrees that the Company shall have no responsibility or liability for any fluctuations that occur in the price of the Company's common stock or for any potential loss or gain the Grantee could have realized from the sale of his or her shares of Company common stock during the period of time in which the Grantee is restricted in accordance with this paragraph 8(d).
(e)    Change of Control. Notwithstanding any contrary provision of this Agreement, Appendix A or Appendix B, this paragraph 8 will expire and have no further force or effect upon a Change of Control. Solely with respect to this paragraph 8, a "Change of Control" shall not be deemed to have occurred if the Company's outstanding Shares or substantially all of the Company's assets are purchased by TD Bank Financial Group.
(f)    No Waiver. Any failure by the Company to assert the forfeiture and repayment rights under this paragraph with respect to specific claims against the Grantee shall not waive, or operate to waive, the Company's right to later assert its rights hereunder with respect to other or subsequent claims against the Grantee.
(g)    No Limitation on Remedies. The Company's forfeiture and repayment rights under this paragraph shall be in addition to, and not in lieu of, actions the Company may take to remedy or discipline any misconduct by the Grantee including, but not limited to, termination of employment or initiation of appropriate legal action. Furthermore and notwithstanding any contrary provision of this Agreement, Appendix A or Appendix B, the Company retains the right and power with respect to this Award, and the Grantee expressly acknowledges the Company's right and power, to enforce any compensation recovery or similar provision that is mandated by law (for example, without limitation, under Section 304 of the Sarbanes-Oxley Act of 2002).
(h)    Grantee Acknowledgement and Agreement. Without limiting the generality of any other provision herein regarding the Grantee's understanding of, and agreement to, the terms and conditions of this Agreement, Appendix A and Appendix B, by signing this Agreement, the Grantee specifically acknowledges that he or she has read and understands this paragraph 8 and agrees to the terms and conditions of this paragraph, including but not limited to the forfeiture and repayment provisions of paragraph 8(a).
9.Non-solicitation and Non-competition. The receipt of any Shares pursuant to this award will be subject to the Grantee, for the period of his or her employment with the Company and for a period the greater of either, twelve months or such period of time set forth in the Grantee's associate agreement, after the termination of his or her employment with the Company, not: (i) directly or indirectly soliciting customers of the Company in an attempt to have such customers cease their relationship with the Company, (ii) soliciting any employee of the Company for employment with any employer other than the Company, or (iii) directly or indirectly engaging in, having any ownership interest in or participating in any entity that as of the date of termination, is engaged in any activities or which offers products or services which are or may be deemed to be competitive with those products and services offered by the Company or any of its Affiliates (a "Competitive Business") unless otherwise expressly approved in writing by the Company. The term "Competitive Business" is defined as a business within any state in the United States where the Company conducts business (as an owner, partner, stockholder, holder of any other equity interest, or financially as an investor or lender, or in any capacity calling for the rendition of personal services or acts of management, operation or control) providing brokerage, advisory, custodial and wealth management services to the public, including, but not limited to, services, products and technology to support retail (long term investor or active trader) or institutional trading and investing platforms and Registered Investment Advisor custodial business products and services and also includes any such other business formally proposed to be offered to the public by the Company during the twelve (12) month period immediately prior to the date of termination. To the extent the Grantee has violated any term and condition of this paragraph 9, the PRSUs prior to settlement shall be forfeited pursuant to paragraph 7 and if Shares of Company Stock have already been issued to the Grantee, then the Grantee shall be required to either return the Shares or forfeit any gain recognized by the Grantee from the sale of such Shares, as directed by the Committee. In the event that any of the provisions of this paragraph 9 should ever be deemed to exceed the scope and duration limitations permitted by applicable laws, then such provisions will and are hereby reformed to the maximum limitations permitted by applicable law.
10.Withholding of Taxes. When the Shares are issued in settlement for vested PRSUs, the Grantee will recognize immediate U.S. taxable income if the Grantee is a U.S. taxpayer. If the Grantee is a non-U.S. taxpayer, the Grantee will be subject to applicable taxes in his or her jurisdiction. The Company (or the employing Related Entity)

will withhold a portion of the Shares or cash otherwise issuable in settlement for vested PRSUs that have an aggregate market value sufficient to pay the applicable federal, state and local income, employment and any other taxes required to be withheld by the Company (or the employing Related Entity) with respect to the Shares. The Committee or its delegate (in its discretion) will determine the maximum rate that will be permitted for withholding from this Award, consistent with applicable tax and financial accounting rules. Withholding will occur at the time that the Company (or the employing Related Entity) determines is necessary or appropriate to comply with applicable law, which may be before the PRSUs are due to be settled. No fractional Shares will be withheld or issued pursuant to the grant of PRSUs and the issuance of Shares thereunder. By accepting this Award, the Grantee expressly consents to the withholding of Shares as provided for in this paragraph 10. All income and other taxes and withholding related to the PRSU award and any Shares delivered in payment thereof are the sole responsibility of the Grantee.
11.Rights as Stockholder. Except as provided pursuant to the Dividend Equivalent Rights provided in paragraph 25, neither the Grantee nor any person claiming under or through the Grantee shall have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Grantee (including through electronic delivery to a brokerage account) after the Vesting Date. After such issuance, recordation and delivery, the Grantee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
12.No Effect on Employment or Service. The Grantee acknowledges and agrees that this Agreement and Appendix A and B and the transactions contemplated hereunder do not constitute an express or implied promise of continued service or employment as an Employee for any period, or at all, and shall not interfere with the Grantee's right or the Company's (or employing Related Entity's) right to terminate the Grantee's relationship as an Employee at any time, with or without Cause.
13.Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its General Counsel, at 6940 Columbia Gateway Drive, Suite 200, Columbia, Maryland 21046, or at such other address as the Company may hereafter designate in writing.
14.Grant is Not Transferable. Except to the limited extent provided in Appendix B (relating to the death of the Grantee), this grant and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately shall become null and void.The Company may require any administrator or executor of the Grantee's estate to furnish (a) written notice of his or her status as transferee, or (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with Applicable Laws pertaining to the transfer of the Shares underlying the PRSUs.
15.Restrictions on Sale of Stock. The Shares issued as settlement for the payment for any vested PRSUs awarded under this Agreement will be registered under the federal securities laws and will be freely tradable upon receipt. However, the Grantee's subsequent sale of the Shares will be subject to paragraph 8(d) above, any market blackout-period that may be imposed by the Company and must comply with the Company's insider trading policies, and any other applicable securities laws. In addition, the Shares issued as settlement for the payment of any vested PRSUs awarded under this Agreement will also be subject to any applicable ownership guidelines and Share ownership holding periods that then are in effect.
16.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
17.Conditions for Issuance of Certificates for Stock. The Shares deliverable to the Grantee may be either previously authorized but unissued Shares or issued Shares which have been reacquired by the Company. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; and (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; and (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; provided that issuance of certificates for Shares hereunder is to be made in no event later than the thirtieth (30th) day following the Vesting Date.
18.Plan Governs. This Agreement and Appendix A and B is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and Appendix A and B and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms used and not defined in this Agreement and Appendix A and B shall have the meaning set forth in the Plan.
19.Committee Authority. The Committee shall have the power to interpret the Plan and this Agreement and Appendix A and B and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any PRSUs have vested). All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other persons. The Committee shall not be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement and Appendix A and B.
20.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement and Appendix A and B.
21.Agreement Severable. In the event that any provision in this Agreement and Appendix A and B shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement and Appendix A and B.
22.Entire Agreement. Other than to the extent any written employment agreement between the Grantee and the Company provides for (a) treatment different or (b) the definition of terms different, than that which is provided by this Agreement and Appendix A and B, this Agreement and Appendix A and B constitutes the entire understanding of the parties on the subjects covered. The Grantee expressly warrants that he or she is not executing this Agreement and Appendix A and B in reliance on any promises, representations, or inducements other than those contained herein.
23.Modifications to the Agreement. The Grantee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.
24.Amendment, Suspension or Termination of the Plan. By accepting this award, the Grantee expressly warrants that he or she has a right to receive Shares under, and subject to the terms and conditions of, the Plan and this Agreement and Appendix A and B, and has received, read and understood the Plan and this Agreement and Appendix A and B. The Grantee understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.
25.Dividend Equivalent Rights. Subject to the provisions of this paragraph 25, the number of PRSUs subject to this Agreement shall be increased by such additional PRSUs in an amount determined by the following formula: X = (A x B) / C; where:
•"X" is the number of whole PRSUs to be credited (which shall be rounded down to the next whole Share as no fractional Shares shall be credited pursuant to this Dividend Equivalent Right);

•"A" is the amount of cash dividends paid by the Company to stockholders with respect to one Share;
•"B" is the number of whole PRSUs remaining subject to this Agreement as of the cash dividend record date but immediately prior to the application of this paragraph 25; and
•"C" is the Fair Market Value of a Share on the cash dividend payment date.
The Grantee will be entitled to additional PRSUs in accordance with this paragraph 25 only if the Grantee remains an Employee continuously through the applicable Record Date. If a Settlement Date occurs before the cash dividend payment date, and the Grantee (if eligible in accordance with the preceding sentence) did not otherwise receive any additional PRSUs with respect to such Shares issued on the applicable Settlement Date, the Grantee shall nevertheless be entitled to receive either Shares or cash in lieu of such PRSUs, as determined by the Committee, in an amount determined pursuant to this paragraph 25, which shall be immediately settled through the issuance of Shares or cash, as applicable, on the cash dividend payment date (or as soon as reasonably practicable thereafter but not later than thirty (30) days after the dividend payment date) by deposit to the Grantee's Company brokerage account. Such additional PRSUs shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as to which applied to each underlying Share pursuant to which the Dividend Equivalent Rights were paid.
26.Code Section 409A. Notwithstanding anything to the contrary in the Agreement, Appendix A and B and/or the Plan, if the Company reasonably determines that Section 409A of the Code will result in the imposition of additional tax with respect to the settlement of the Shares underlying the PRSUs on account of the Grantee's separation from service (as defined in Section 409A of the Code), the Shares (and/or at the election of the Grantee the cash received from the sale of the Shares underlying the vested PRSUs) will not be paid to the Grantee until the date six (6) months and one (1) day following the date of the Grantee's separation from service.
27.Notice of Governing Law. This grant of PRSUs shall be governed by, and construed in accordance with, the laws of the State of Nebraska without regard to principles of conflict of laws.

APPENDIX B

VESTING SCHEDULE
OF PERFORMANCE-BASED RESTRICTED STOCK UNITS

Performance-Based Vesting Component. The actual number of PRSUs that will be eligible to vest will be determined based on the Company's Total Shareholder Return ("TSR") versus the companies that comprise the NYSE ARCA Broker/Dealer Index as of the Grant Date (the "Index"). Any PRSUs that become eligible to vest after satisfaction of the TSR goal are referred to herein as the "Eligible RSUs."
TSR versus the Index. The number of Eligible RSUs (if any) will be determined based on the achievement of TSR by the Company, as compared to the companies in the Index. The TSR of the Company and of each company in the Index as of the Grant Date shall be calculated for the Performance Period. The number of PRSUs that will become Eligible RSUs (if any) will be determined by multiplying the applicable percentage from the table below (which percentage depends on the ranking of the Company's TSR within the Index) times the Target number of PRSUs, all as more fully described in this Appendix B.

Company TSR Rank within the Index	Percent of Target Number of PRSUs that are Earned (that is, that become Eligible RSUs)
1 (best TSR)	120.00%
2	117.65%
3	115.29%
4	112.94%
5	110.59%
6	108.24%
7	105.88%
8	103.53%
9	101.18%
10	98.82%
11	96.47%
12	94.12%
13	91.76%
14	89.41%
15	87.06%
16	84.71%
17	82.35%
18 (worst TSR)	80.00%
For example, if the Company's TSR is ranked no. 1 of the 18 companies (including the Company) in the Index, 120% of the Target number of RSUs will become Eligible RSUs. If the Company's TSR is ranked last of the 18 companies, 80% of the Target number of RSUs will become Eligible RSUs. If the rank achieved by the Company is between the highest and lowest in the Index, the number of RSUs that will become Eligible RSUs will be between 120% and 80%, as shown in the table. For purposes of these calculations, the Target number of RSUs will be increased as and to the extent provided in paragraph 25 of Appendix A (relating to dividend equivalents).
For purposes of the TSR calculations, the following additional rules shall apply. TSR will be calculated as change in share price, plus dividends paid. The beginning and ending prices for each share (including the Company's)

will be the average closing price for the twenty trading days ending with the relevant date (in other words, the nineteen trading days preceding the first day (or last day, as applicable) of the Performance Period and including the first day (or last day, as applicable) of the Performance Period). Companies that are added to the Index after the Grant Date shall not be considered as part of the Index for purposes of the TSR calculations. Companies that cease to be part of the Index after the Grant Date (but before the end of the Performance Period) but that remain be publicly-traded shall continue to be considered as part of the Index for purposes of the TSR calculations. Companies that cease to be publicly-traded after the Grant Date (but before the end of the Performance Period) shall be considered to rank at the bottom of the Index for purposes of the TSR calculations.
All determinations regarding performance against the TSR goal shall be made by the Committee in its sole discretion and all such determinations shall be final and binding on all parties. PRSUs, if any, will be deemed to have become Eligible RSUs as of the date on which the Committee has certified in writing as to the level of achievement of the goals. This certification shall be made no later than the third annual anniversary of the Grant Date. Notwithstanding any contrary provision of this Notice or of the PRSU Agreement, prior to a Change of Control (but not on or after a Change of Control), the Committee (in its discretion) may decrease (including to zero) the number of PRSUs that become Eligible RSUs. However, the Committee must exercise its discretion under the preceding sentence on or before the third annual anniversary of the Grant Date.
Service-Based Vesting Component. Except to limited extend provide otherwise provided below, in order to vest in any Eligible RSUs, Grantee must remain a Service Provider through the third annual anniversary of the Grant Date. For purposes of this Notice of Award and the Agreement, a "Service Provider" means an Employee, Non-Employee Director or Consultant, and "Continuous Service" means Grantee's continued status as a Service Provider.
Change of Control during the Performance Period. If a Change of Control occurs while Grantee is a Service Provider and before the last day of the Performance Period, the rules of this paragraph will apply. The end date for the TSR calculations for both the Company and the Index will be the date of the Change of Control and the final average price will be calculated based on the last trading day of the Performance Period rather than the final calendar quarter of the Performance Period. This certification shall be made by the Committee no later than the 30th business day after the date on which the Change of Control occurs. Any shares that become Eligible RSUs under the rules of this paragraph will become vested on the third annual anniversary of the Grant Date, subject to the Grantee remaining a Service Provider through that date. If the Grantee ceases to be a Service Provider before the third annual anniversary of the Grant Date, any Eligible RSUs will be forfeited and returned to the Company at no cost to the Company, except as follows. If the Grantee ceases to be a Service Provider due to the Grantee's death, Disability or Retirement, any Eligible RSUs will become vested on the date of the Grantee's cessation of Continuous Service. If the Grantee ceases to be a Service Provider due to termination by the Company for a reason other than Cause, a percentage of any Eligible RSUs will vest upon the cessation of Continuous Service and the remaining balance (if any) will be forfeited and returned to the Company at no cost to the Company. The percentage that will vest will be 33% if the Grantee remains a Service Provider through at least the first annual anniversary of the Grant Date, 67% if the Grantee remains a Service Provider until at least the second annual anniversary of the Grant Date, and 100% if the Grantee remains a Service Provider until at least the third annual anniversary of the Grant Date. For the avoidance of doubt, the treatment described in this paragraph applies to this Award in lieu of the treatment described in any employment, change of control, retention or similar agreement between the Grantee and the Company unless such agreement specifically references that it will apply to this Award in lieu of the treatment described in the this paragraph. However, notwithstanding the preceding, once any shares have become Eligible RSUs, those Eligible RSUs will be eligible for accelerated vesting of equity awards due to a subsequent event to the extent provided in any such employment, change of control, retention or similar agreement. Further, for the avoidance of doubt and notwithstanding any contrary provision of this Agreement, this Award remains subject to Change in Control provisions of the Plan, including, without limitation, the provision requiring full accelerated vesting of awards in the event that the successor corporation does not assume the awards and the provision permitting assumed Awards to be settled in stock of the successor corporation or cash, all as determined in accordance with the Plan.
Termination of Employment. Except as provided in the preceding paragraph, the following rules will apply if the Grantee ceases to be a Service Provider while any PRSUs (including, but not limited to, any Eligible RSUs) remain unvested.

Voluntary Termination or Termination for Cause. If the Grantee ceases to be a Service Provider due to a voluntary termination by the Grantee or a termination by the Company for Cause, all unvested PRSUs will be immediately forfeited and returned to the Company at no cost to the Company. For the purposes of this Agreement, "Cause" shall mean the Grantee's: (a) failure to substantially perform his or her duties as an Employee, other than due to illness, injury or Disability; (b) willful engaging in conduct which is materially injurious to the Company; (c) misconduct involving serious moral turpitude, or any conviction of, or plea of nolo contender to, a criminal offense arising out of a breach of trust, embezzlement or fraud committed against the Company by the Grantee in the course of the Grantee's employment with the Company; (d) any violation of paragraph 9 of Appendix A; or (e) any other action that might be considered "gross misconduct" under the Company's applicable associate handbook.
Death or Disability. If the Grantee ceases to be a Service Provider due to the Grantee's death or Disability, the Target number of PRSUs (as increased by any Dividend Equivalent Rights) will immediately vest.
Retirement. If the Grantee ceases to be a Service Provider due to the Retirement of the Grantee, the PRSUs shall remain outstanding and be available to become Eligible RSUs as provided above. If any PRSUs (as increased by any Dividend Equivalent Rights) become Eligible RSUs at the end of the Performance Period as provided above, the Eligible RSUs will vest on the date of the Committee's certification and any remaining PRSUs (that is, any PRSUs that do not become Eligible RSUs because the applicable performance level was not achieved) will be immediately forfeited and returned to the Company at no cost to the Company. For purposes of this Agreement, "Retirement" shall mean a termination of the Grantee's employment by the Company for a reason other than Cause, death or Disability after the Grantee has attained at least age fifty-five (55) and at least ten (10) years of Continuous Service with the Company. For the avoidance of doubt, a Grantee's election to voluntarily terminate his or her employment will not entitle the Grantee to vesting of the PRSUs even if the Grantee otherwise meets the definition of Retirement.
Termination not for Cause. If, before the occurrence of a Change of Control, the Grantee ceases to be a Service Provider due to termination by the Company for a reason other than Cause, death, Disability or Retirement, then as applicable: (a) any Eligible RSUs as of the date of cessation of the Grantee's Continuous Service shall vest on the date of cessation, or (b) any PRSUs (as increased by any Dividend Equivalent Rights) for which TSR performance has not yet been measured shall remain outstanding and be available to become Eligible RSUs based on TSR performance versus the Index. If the preceding sentence applies and any PRSUs become Eligible RSUs following the Grantee's termination as a Service Provider, a pro-rated number of the Eligible RSUs will vest on the date of the Committee's certification of performance and any remaining PRSUs will be immediately forfeited and returned to the Company at no cost to the Company. The pro-rated number will be determined by the portion of the Performance Period for which the Grantee remains a Service Provider. If the Grantee remains a Service Provider until at least the first annual anniversary of the Grant Date, 33% of any Eligible RSUs would vest on the date of the Committee's certification. If the Grantee remains a Service Provider until at least the second annual anniversary of the Grant Date, 67% of any Eligible RSUs would vest on the date of the Committee's certification. If the Grantee remains a Service Provider until at least the third annual anniversary of the Grant Date, 100% of any Eligible RSUs would vest on the date of the Committee's certification.
Index as of the Grant Date. For the avoidance of doubt, as of the Grant Date, the companies in the Index are [Note: the below list would be updated as of the grant date.]:

1.	Ameriprise Financial, Inc.

2.	TD Ameritrade Holding Corporation (the Company)

3.	BGC Partners, Inc.

4.	Cowen Group, Inc.

5.	E*TRADE Financial Corporation

6.	The Goldman Sachs Group, Inc.

7.	Interactive Brokers Group, Inc.

8.	Investment Technology Group Inc.

9.	KCG Holdings, Inc.

10.	LPL Financial Holdings Inc.

11.	MarketAxess Holdings Inc.

12.	Morgan Stanley

13.	Nomura Holdings, Inc.

14.	Piper Jaffray Companies

15.	Raymond James Financial, Inc.

16.	The Charles Schwab Corporation

17.	Stifel Financial Corp.

18.	Virtu Financial, Inc.